EXHIBIT 99


                                  PRESS RELEASE














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                [LETTERHEAD OF HARLEYSVILLE NATIONAL CORPORATION]


FOR IMMEDIATE RELEASE
CONTACT: Walter E. Daller Jr., Chairman and CEO, Harleysville National
         Corporation 215-256-8851 Thomas D. Oleksa, President and CEO, Citizens National Bank 570-645-3158

Parent Company of Harleysville National Bank and Trust Company
                  Security National Bank
                  Citizens National Bank

                   HARLEYSVILLE NATIONAL CORPORATION ACQUIRES
                            CITIZENS BANK & TRUST CO.

HARLEYSVILLE, PA (April 28, 2000) - Harleysville National Corporation (HNC) (NASDAQ: HNBC) is pleased to announce the completion of the acquisition of Citizens Bank & Trust Co. (CB&T), a $130 million asset community bank, which was merged into Citizens National Bank. Shareholders of Citizens Bank & Trust Co., received 166 shares of common stock of Harleysville National Corporation for each of their common shares of Citizens Bank & Trust Co. A total of 919,972 shares were issued by HNC in connection with this transaction.

     The acquisition was completed pursuant to an Agreement and Plan of Reorganization and Agreement of Merger dated December 28, 1999. The merger was overwhelmingly approved during a meeting of CB&T shareholders held April 7, 2000.

     Walter E. Daller Jr., Chairman and CEO, Harleysville National Corporation, said, "We are pleased to have Citizens Bank & Trust Co. join our banking family and are confident that our expansion into this market will benefit consumers as well as businesses."

     Harleysville National Corporation is a multi-bank holding company with total assets, including this acquisition, in excess of $1.8 billion. Harleysville National Corporation's wholly-owned subsidiaries are Harleysville National Bank and Trust Company, headquartered in Harleysville, operating 23 offices throughout Montgomery, Bucks and Chester Counties; Citizens National Bank, headquartered in Lansford, operating eleven offices throughout Carbon, Wayne, Schuylkill, Lehigh, Monroe and Northampton Counties; Security National Bank, headquartered and operating four offices in Pottstown, Montogmery County; and HNC Financial Company. For more information about Harleysville National Corporation, please visit the corporation's web site at www.hncbank.com

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